TIGERSHARES TRUST
CERTIFICATE OF AMENDMENT
to
TRUST INSTRUMENT

The undersigned, being the duly elected President and Principal Executive Officer of TigerShares Trust (the “Trust”), a Delaware statutory trust, DOES HEREBY CERTIFY, that the trustees of the Trust, pursuant to Article X, Section 7 of the Trust Instrument dated May 25, 2018 (the “Trust Instrument”), have amended the Trust Instrument effective as of February 19, 2019 as follows:

Each reference in the Trust Instrument to the name of the Trust is hereby replaced with “TIGERSHARES Trust.”

Dated as of January 24, 2020.

/s/ Yang Xu
Name: Yang Xu Title: President and Principal Executive Officer

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